Unitrin, Inc. and Subsidiaries

Computation of Consolidated Ratios of Earnings to Fixed Charges

(Dollars in Millions)

	Pro Forma Nine Months Ended Sept. 30,		Nine Months Ended Sept. 30,		Pro Forma		Year Ended December 31,
	2003		2003		2002		2002		2001		2000		1999		1998
Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts:
Income before Income Taxes and Equity in Net Income (Loss) of Investees	$96.8		$99.5		$(27.3)		$(24.6)		$542.5		$152.2		$237.0		$687.1
Dividend from Investee	—		—		—		—		1.7		2.3		2.3		2.3
Fixed Charges, Excluding Capitalized Interest	19.2		16.5		21.8		14.1		10.6		14.9		5.6		6.7

Adjusted Earnings before Income Taxes and Fixed Charges	$116.0		$116.0		$(5.5)		$(10.5)		$554.8		$169.4		$244.9		$696.1

Interest, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	$17.6		$14.9		$19.9		$12.2		$9.0		$13.4		$4.2		$5.3
Rental Factor	1.6		1.6		1.9		1.9		1.6		1.5		1.4		1.4
Capitalized Interest	—		—		—		—		—		0.4		0.8		—

Total Fixed Charges	$19.2		$16.5		$21.8		$14.1		$10.6		$15.3		$6.4		$6.7

Ratio of Earnings to Fixed Charges, Excluding Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	6.0	x	7.0	x	(0.3	)x	(0.7	)x	52.3	x	11.1	x	38.3	x	103.9	x
Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts:
Income before Income Taxes and Equity in Net Income (Loss) of Investees	$96.8		$99.5		$(27.3)		$(24.6)		$542.5		$152.2		$237.0		$687.1
Dividend from Investee	—		—		—		—		1.7		2.3		2.3		2.3
Fixed Charges, Excluding Capitalized Interest	47.3		44.6		60.6		52.9		56.8		57.7		40.0		41.0

Adjusted Earnings before Income Taxes and Fixed Charges	$144.1		$144.1		$33.3		$28.3		$601.0		$212.2		$279.3		$730.4

Interest, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	$45.7		$43.0		$58.7		$51.0		$55.2		$56.2		$38.6		$39.6
Rental Factor	1.6		1.6		1.9		1.9		1.6		1.5		1.4		1.4
Capitalized Interest	—		—		—		—		—		0.4		0.8		—

Total Fixed Charges	$47.3		$44.6		$60.6		$52.9		$56.8		$58.1		$40.8		$41.0

Ratio of Earnings to Fixed Charges, Including Interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts	3.0	x	3.2	x	0.5	x	0.5	x	10.6	x	3.7	x	6.8	x	17.8	x

The ratios of earnings to fixed charges have been computed on a consolidated basis by dividing earnings before income taxes and fixed charges by fixed charges. Fixed charges consist of interest on debt (including or excluding interest on Universal Life and Annuity Accounts and Investment Certificates and Savings Accounts depending on the caption presented above) and a factor for interest included in rent expense. Income before Income Taxes and Equity in Net Income (Loss) of Investees has the meaning as set forth in our consolidated statement of income included in our report on Form 10-K for the year ended December 31, 2002.